Filed Pursuant to Rule 433
Registration Statement No. 333-207652

Pricing Term Sheet

October 29, 2015

MICROSOFT CORPORATION

1.300% Notes due 2018

2.000% Notes due 2020

2.650% Notes due 2022

3.125% Notes due 2025

4.200% Notes due 2035

4.450% Notes due 2045

4.750% Notes due 2055

Issuer:	Microsoft Corporation

Title of Securities:	1.300% Notes due 2018 (the “2018 Notes”)

2.000% Notes due 2020 (the “2020 Notes”)

2.650% Notes due 2022 (the “2022 Notes”)

3.125% Notes due 2025 (the “2025 Notes”)

4.200% Notes due 2035 (the “2035 Notes”)

4.450% Notes due 2045 (the “2045 Notes”)

4.750% Notes due 2055 (the “2055 Notes” and, together with the 2018 Notes, the 2020 Notes, the 2022 Notes, the 2025 Notes, the 2035 Notes and the 2045 Notes, the “Notes”)

Aggregate Principal Amount Offered:	2018 Notes: $1,750,000,000

2020 Notes: $2,250,000,000

2022 Notes: $1,000,000,000

2025 Notes: $3,000,000,000

2035 Notes: $1,000,000,000

2045 Notes: $3,000,000,000

2055 Notes: $1,000,000,000

Price to Public (Issue Price):	2018 Notes: 99.900% of principal amount

2020 Notes: 99.920% of principal amount

2022 Notes: 99.968% of principal amount

2025 Notes: 99.974% of principal amount

2035 Notes: 99.718% of principal amount

2045 Notes: 99.655% of principal amount

2055 Notes: 99.627% of principal amount

Maturity Date:	2018 Notes: November 3, 2018

2020 Notes: November 3, 2020

2022 Notes: November 3, 2022

2025 Notes: November 3, 2025

2035 Notes: November 3, 2035

2045 Notes: November 3, 2045

2055 Notes: November 3, 2055

Coupon (Interest Rate):	2018 Notes: 1.300% per annum

2020 Notes: 2.000% per annum

2022 Notes: 2.650% per annum

2025 Notes: 3.125% per annum

2035 Notes: 4.200% per annum

2045 Notes: 4.450% per annum

2055 Notes: 4.750% per annum

Benchmark Treasury:	2018 Notes: UST 0.875% due October 15, 2018

2020 Notes: UST 1.375% due September 30, 2020

2022 Notes: UST 1.750% due September 30, 2022

2025 Notes: UST 2.000% due August 15, 2025

2035 Notes: UST 3.000% due May 15, 2045

2045 Notes: UST 3.000% due May 15, 2045

2055 Notes: UST 3.000% due May 15, 2045

Spread to Benchmark Treasury:	2018 Notes: 0.300% (+30 basis points)

2020 Notes: 0.500% (+50 basis points)

2022 Notes: 0.750% (+75 basis points)

2025 Notes: 0.950% (+95 basis points)

2035 Notes: 1.250% (+125 basis points)

2045 Notes: 1.500% (+150 basis points)

2055 Notes: 1.800% (+180 basis points)

Benchmark Treasury Price and Yield:	2018 Notes: 99-17 1⁄4 / 1.034%

2020 Notes: 99-10+ / 1.517%

2022 Notes: 99-00 / 1.905%

2025 Notes: 98-14 / 2.178%

2035 Notes: 100-18 / 2.971%

2045 Notes: 100-18 / 2.971%

2055 Notes: 100-18 / 2.971%

Yield to Maturity:	2018 Notes: 1.334%

2020 Notes: 2.017%

2022 Notes: 2.655%

2025 Notes: 3.128%

2035 Notes: 4.221%

2045 Notes: 4.471%

2055 Notes: 4.771%

Interest Payment Dates:	Interest paid on the Notes semi-annually in arrears on May 3 and November 3, beginning on May 3, 2016

Interest Payment Record Dates:	On April 19 and October 19 of each year for the Notes

Optional Redemption:	2018 Notes:

At any time prior to November 3, 2018 at T+5 basis points

2020 Notes:

At any time prior to October 3, 2020 at T+7.5 basis points

At any time on or after October 3, 2020 at a redemption price of 100% of the principal amount to be redeemed

2022 Notes:

At any time prior to September 3, 2022 at T+12.5 basis points

At any time on or after September 3, 2022 at a redemption price of 100% of the principal amount to be redeemed

2025 Notes:

At any time prior to August 3, 2025 at T+15 basis points

At any time on or after August 3, 2025 at a redemption price of 100% of the principal amount to be redeemed

2035 Notes:

At any time prior to May 3, 2035 at T+20 basis points

At any time on or after May 3, 2035 at a redemption price of 100% of the principal amount to be redeemed

2045 Notes:

At any time prior to May 3, 2045 at T+25 basis points

At any time on or after May 3, 2045 at a redemption price of 100% of the principal amount to be redeemed

2055 Notes:

At any time prior to May 3, 2055 at T+30 basis points

At any time on or after May 3, 2055 at a redemption price of 100% of the principal amount to be redeemed

Type of Offering:	SEC registered (No. 333-207652)

Gross Proceeds to Issuer (before underwriting discount):	2018 Notes: $1,748,250,000
2020 Notes: $2,248,200,000
2022 Notes: $999,680,000
2025 Notes: $2,999,220,000

2035 Notes: $997,180,000

2045 Notes: $2,989,650,000

2055 Notes: $996,270,000

Net Proceeds to Issuer (after underwriting discount, but before expenses):	2018 Notes: $1,745,625,000
2020 Notes: $2,240,325,000
2022 Notes: $995,680,000
2025 Notes: $2,985,720,000
2035 Notes: $998,430,000
2045 Notes: $2,963,400,000
2055 Notes: $987,520,000

Trade Date:	October 29, 2015

Settlement Date (T+3):	November 3, 2015

Joint Book-Running Managers:	J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Wells Fargo Securities, LLC

Barclays Capital Inc.

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

HSBC Securities (USA) Inc.

Co-Managers:	CastleOak Securities, L.P.

Loop Capital Markets LLC

MFR Securities, Inc.

Mischler Financial Group, Inc.

Samuel A. Ramirez & Company, Inc.

The Williams Capital Group, L.P.

Listing:	None

CUSIP/ISIN:	2018 Notes: 594918BF0 /US594918BF05

2020 Notes: 594918BG8 /US594918BG87

2022 Notes: 594918BH6 /US594918BH60

2025 Notes: 594918BJ2 /US594918BJ27

2035 Notes: 594918BK9 /US594918BK99

2045 Notes: 594918BL7 /US594918BL72

2055 Notes: 594918BM5 /US594918BM55

Long-Term Debt Ratings*:	Moody’s, Aaa (stable); S&P, AAA (stable)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1 (212) 834-4533; by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1 (800) 294-1322; by calling Wells Fargo Securities, LLC toll-free at 1 (800) 645-3751 or by emailing wfscustomerservice@wellsfargo.com; by calling Barclays Capital Inc. toll-free at 1 (888) 603-5847 or by emailing barclaysprospectus@broadridge.com; by calling Citigroup Global Markets Inc. toll-free at 1 (800) 831-9146 or by emailing prospectus@citi.com; by calling Goldman, Sachs & Co. toll-free at 1 (866) 471-2526 or by emailing prospectus-ny@ny.email.gs.com; or by calling HSBC Securities (USA) Inc. toll-free at 1 (866) 811-8049.